Exhibit 99.1

Sagaliam ACQUISITION CORP. ANNOUNCES INCREASED CONTRIBUTIONS TO TRUST

ACCOUNT IN CONNECTION WITH PROPOSED EXTENSION

New York, NY December 21, 2022 – Sagaliam Acquisition Corp. (NASDAQ: “SAGAU”, “SAGA”, “SAGAR”) (“Sagaliam” or the “Company”) announced today that, in connection with the previously announced special meeting of stockholders to be held at 9:00 a.m., Eastern Time, on December 22, 2022 (the “Meeting”) at which meeting stockholders will be asked to vote on a proposal to amend the Company’s amended and restated certificate of incorporation (the “Charter”) pursuant to a first amendment to the Charter to provide the Company with the option to extend the date by which the Company must complete its initial business combination from December 23, 2022 by up to ten successive one month periods up to October 23, 2023 by depositing additional funds into the trust account at each extension election (the “Extension Amendment Proposal”), Sagaliam Sponsor LLC (the “Sponsor”) will make increased contributions to the trust account following the approval and implementation of the Extension Amendment Proposal.

The Sponsor has agreed that if the Extension Amendment Proposal is approved, the Sponsor will contribute to the trust account the lesser of (x) $120,000 and (y) $0.06 per share for each public share of the Company that is not redeemed in connection with the Meeting for each one-month extension, paid on a month-to-month and as-needed basis, (each being referred to herein as a “Contribution”), to extend the date by which the Company must complete its initial business combination from December 23, 2022 for an additional one month period each time, for up to ten times, until October 23, 2023. If the Company extends the time to complete a business combination to October 23, 2023, the Sponsor would make aggregate Contributions in the amount of the lesser of (x) $1,200,000 and (y) $0.60 per share for each public share of the Company that is not redeemed in connection with the Meeting.

The Sponsor intends to support Sagaliam in the wake of a new potential excise tax that may be levied on stockholder redemptions in 2023.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax (the “Excise Tax”) on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. The IR Act applies only to repurchases that occur after December 31, 2022.

The extensions authorized by the Extension Amendment Proposal could result in the closing of Sagaliam’s recently announced business combination with Allenby Montefiore Limited after December 31, 2022. Any redemption or other repurchase that occurs after December 31, 2022, in connection with an initial business combination or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with an initial business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the initial business combination, (ii) the structure of the initial business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the initial business combination (or otherwise issued not in connection with the initial business combination but issued within the same taxable year of the initial business combination) and (iv) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by the Company, and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined.

To mitigate the current uncertainty surrounding the implementation of the IR Act, in the event that the Extension Amendment Proposal is implemented, the Sponsor intends to indemnify Sagaliam for any excise tax liabilities resulting from the implementation of the IR Act with respect to any future redemptions that occur after December 31, 2022. For the avoidance of doubt, the proceeds placed in the Company’s trust account and the interest earned thereon shall not be used to pay for any excise tax due under the IR Act in connection with any redemptions of the Company’s Class A common stock prior to or in connection with its initial business combination.

If stockholders have any questions or need assistance please call the Company’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400, or by e-mailing saga.info@investor.morrowsodali.combanks.

About Sagaliam Acquisition Corp.

Sagaliam Acquisition Corp. is a blank check company incorporated under the laws of the State of Delaware on March 31, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. On November 16, 2022 Sagaliam entered into a Business Combination Agreement (the “BCA”) with Allenby Montefiore Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus, AEC Merger Sub Corp., a Delaware corporation, Supraeon Investments Limited, a private company limited by shares organized and existing under the Laws of the Republic of Cyprus and GLD Partners, LP, a Delaware limited partnership. Completion of the business combination is subject to, among other matters, the satisfaction of the conditions precedent negotiated in the BCA and the approval of the transaction by Sagaliam stockholders.

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Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, uncertainties relating to the Company’s stockholder approval of the Extension Amendment Proposal, its inability to complete an initial business combination within the required time period or, and other risks and uncertainties indicated from time to time in filings with the SEC, including Sagaliam’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors” and other documents Sagaliam has filed, or to be filed, with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Sagaliam expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Participants in the Solicitation

Sagaliam and its directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the security holders of Sagaliam in favor of the approval of the Extension Amendment Proposal. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Sagaliam’s directors and officers in the definitive proxy statement dated November 29, 2022 (the “Extension Proxy Statement”), which, when available, may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Extension Amendment Proposal. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Additional Information and Where to Find It

Sagaliam urges investors, stockholders and other interested persons to read the Extension Proxy Statement as well as other documents filed by Sagaliam with the SEC, because these documents will contain important information about Sagaliam and the Extension Amendment Proposal. When available, stockholders may obtain copies of the Extension Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Sagaliam Acquisition Corp., Barry Kostiner, Chief Executive Officer, 1800 Avenue of the Stars, Suite 1475, Los Angeles, CA 90067; Tel: (213) 616-0011; bkostiner@fintecham.com.

CONTACT INFORMATION

Sagaliam Acquisition Corp.,

Barry Kostiner, Chief Executive Officer

1800 Avenue of the Stars, Suite 1475

Los Angeles, CA 90067

Tel: (213) 616-0011

bkostiner@fintecham.com

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